Exhibit T3B.15
AGREEMENT OF LIMITED PARTNERSHIP
FOR
SOUTHWESTERN NEWSPAPERS COMPANY, LP.
     This Agreement of Limited Partnership (the “Agreement”) is made as of the 18th of December, 1997, between MORRIS COMMUNICATIONS CORPORATION, a Georgia corporation (hereinafter referred to as the “General Partner”) and YANKTON PRINTING COMPANY, a South Dakota corporation (hereinafter referred to as the “Limited Partner”).
WITNESSETH
     WHEREAS, the General Partner and the Limited Partner (hereinafter the General Partner and the Limited Partner are sometimes referred to collectively as the “Partners” and referred to individually as a “Partner”) desire to form a Limited Partnership named “Southwestern Newspapers Company, L.P.”, pursuant to the provisions of the Texas Revised Limited Partnership Act;
     NOW, THEREFORE, in consideration of the premises and the mutual benefits, covenants and conditions set forth herein, the undersigned, after being duly sworn, do hereby agree and certify as follows.
     1. Name. The name of the limited partnership shall be Southwestern Newspapers Company, L.P. (the “Partnership”).
     2. Character of Business. The character of the business of the Partnership shall be to acquire, hold, own, and operate newspapers and other instrumentalities of communication, print or otherwise, located in the state of Texas or elsewhere, and to engage in all general activities related or incidental thereto.
     3. Principal Place of Business. The principal place of business of the Partnership shall be located at 900 Harrison, Amarillo, TX 79166, or at such other place as the General Partner shall from time to time designate in writing to the Limited Partner.
     4. Partners.
          4.1. General Partner. The name and place of business of the General Partner is as follows:
Morris Communications Corporation
725 Broad Street
Augusta, GA 30901

          4.2. Limited Partner. The name and place of business of the Limited Partner is as follows:
Yankton Printing Company 319 Walnut
Yankton, SD 57078
     5. Term. The term for which the Partnership is to exist shall commence upon the filing of the Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of Texas, and shall continue until December 31, 2050, unless sooner terminated by law or under the provisions of this Agreement.
     6. Capital Contributions. The General Partner shall be treated for all purposes as if it had made capital contributions to the Partnership equal to five (5%) percent of the Partnership’s property and the Limited Partner shall be treated as if it had made capital contributions equal to ninety-five (95%) percent of such property (respectively, the Partners’ “Percentage Interests”).
     7. Additional Contributions. No Partner shall be required to make any additional contributions to the capital of the Partnership; provided however, that if all the Partners agree to make additional contributions, such additional contributions shall be made in accordance with their respective Percentage Interests.
     8. Return of Contributions. The capital contribution of each Partner shall be returned from time to time throughout the term of the Partnership as distributions are made to the Partners under the provisions of Section 10.
     9. Allocations of Income or Loss.
          9.1. Percentage Interests. The Percentage Interest of the General Partner is five (5%) percent. The Percentage Interest of the Limited Partner is ninety-five (95%) percent.
          9.2. General. The net income or loss of the Partnership, as determined for federal income tax purposes for any taxable year of the Partnership, and all other items of income, gain, loss, deduction or credit realized, incurred or earned by the Partnership, shall be allocated among the Partners in accordance with their respective Percentage Interests.
          9.3. Transfer of Interest. With respect to any interest in the Partnership which is transferred in accordance with Section 11 during any taxable year, the net income or loss allocated to such interest shall be allocated between the transferor and transferee in proportion to the number of days in the calendar year that each was the holder of record of the interest, without regard to the operation of the Partnership before and after the transfer of record (unless the transferor and transferee agree to an allocation based on results during such period and agree to reimburse the Partnership for its costs in computing and reporting such allocation).
     10. Distributions. All distributions to Partners shall be distributed among the Partners in accordance with their respective Percentage Interests.
     11. Transfer of Partnership Interests.

          11.1. Prohibition Against Transfer. A Partner may not sell or otherwise dispose of, pledge, or otherwise transfer his interest in the Partnership and in conjunction therewith give its assignee the right to become a general or limited partner without the prior written consent of the General Partner and the Limited Partner, the granting or denial of which shall be within their sole and absolute discretion.
          11.2. Rights of Assignee; Substitution Following Transfer. An assignee who acquires a Limited Partnership Interest in compliance with the provisions of this Agreement shall have the right to receive all allocations and distributions to which its assignor would otherwise have been entitled, and to receive copies of all notices and reports required to be given to Limited Partners under the terms of this Agreement. No such assignee shall have the right, however, to become a substituted. Limited Partner unless the General Partner shall consent thereto in writing, the granting or denial of which shall be within the sole and absolute discretion of the General Partner, and unless all expenses incurred by the Partnership in connection with the admission of the substituted Limited Partner are paid or reimbursed to the Partnership by the substituted Limited Partner.
     12. Additional Partners. No additional Limited Partner may be admitted to the Partnership without the prior written consent of the General Partner, and no additional General Partner may be admitted to the Partnership without the prior written consent of a majority in interest of the Limited Partners. The Partners hereby acknowledge and agree that, notwithstanding any general fiduciary duty that a Partner may have as a Partner, consent may be withheld in the sole and unreviewable discretion of a partner, with or without cause, and without any liability or accountability to any other person.
     13. Priority. No Partner shall have priority over any other Partner as to contributions or as to compensation by way of income.
     14. Distributions of Property. No Partner shall have the right to demand property other than cash in return for its contribution to the Partnership.
     15. Management and Operation of Partnership.
          15.1. Management. The General Partner shall be solely responsible for the management of the business and of airs of the Partnership, and any action to be taken by or on behalf of the Partnership shall be taken by the General Partner. Any note, contract, deed, bill of sale, mortgage, lease or other document purporting to bind the Partnership or which would affect the property of the Partnership must be signed on behalf of the Partnership by the General Partner or by such person designated as the representative of the Partnership in a writing signed by the General Partner.
          15.2. Powers of the General Partner. The General Partner shall have the power on behalf of the Partnership to carry on and conduct any and all business of the Partnership in the manner it deems appropriate, to acquire, contract to acquire or enter into an option to acquire, sell, exchange, or convey title to, and to contract to sell or grant an option for the sale of all or any portion of the real or personal property of the Partnership, including, without limitation, the Partnership’s interest in its real property, and to execute, acknowledge and deliver such documents and instruments, including promissory notes and deeds to secure debt, as may be necessary or desirable in conjunction with such transactions; to borrow money and as security therefor to pledge all or any part of the Partnership’s assets; to obtain replacements of any such indebtedness, and to prepay, in whole or in part, refinance, recast, increase, modify, consolidate, correlate, or extend any indebtedness affecting the property of the Partnership; all of the foregoing at such price or amount, for cash, securities, or other property and upon such terms as it deems proper to employ from time to time persons, firms, or corporations for the purpose of operating, managing, selling or otherwise dealing in or with the business and property of the Partnership, on such terms and for such compensation as it shall determine; to execute .any guaranty or accommodation endorsement reasonably incident to the conduct of the business of the Partnership; and to execute, acknowledge, and deliver any and all instruments, documents or agreements, including powers of attorney, to effectuate the foregoing. By way of extension of the foregoing and not in limitation thereof, the General Partner shall possess all the powers and rights of a Partner in a Partnership without Limited Partners under the partnership law of the State of Texas.
          15.3. Duties of the General Partner. The General Partner shall perform all ministerial duties associated with the business of the Partnership, and shall preside at all meetings of the Partnership. The General Partner shall represent the Partnership in all transactions with third parties, unless it shall have designated in writing another person as the representative of the Partnership. The General Partner shall establish and maintain such checking, savings, and other accounts as it may from time to time deem appropriate. In addition to. other duties which may be set out herein, the General Partner shall diligently and faithfully devote such of its time to the Partnership business as may be necessary to carry on and conduct said business for the greatest advantage of the Partnership; shall prepare and file or cause to be prepared and filed all tax returns and other returns and reports to any governmental authority reasonably required for the carrying on of the business of the Partnership; and shall do all other things and perform such other duties as may be reasonably necessary to the successful operation of the Partnership.
          15.4. Liability of General Partner to Partnership. The General Partner shall not incur any liability to the Partnership or any other Partner for any mistakes or errors in judgment or for any act or omission believed by the General Partner in good faith to be within the scope of authority conferred upon it by this Agreement; provided, however, that the General Partner maybe liable for any losses, costs or damages resulting from conduct with respect to the Partnership amounting to fraud, dishonesty, willful neglect of duty, gross negligence, or a breach of its fiduciary duty to the other Partners.
          15.5. Indemnification. The Partnership shall, to the extent permitted by law, indemnify and save harmless the General Partner against and from any personal loss, liability or damage incurred by it, as the result of any act or omission with respect to which it is protected from liability under Section 15.4.
          15.6. Reimbursement of Expenses. The General Partner shall be reimbursed by the Partnership for all costs and expenses ‘reasonably incurred on behalf of the Partnership, including without limitation, legal and accounting fees, incurred in connection with the formation or operation of the Partnership.

     16. Limited Partners.
          16.1. Limitation of Power to Control Business. A Limited Partner shall have no right or power to take part in any way in the control of the Partnership business (provided that if the General Partner shall have purchased an interest in the Partnership, this Section 16. 1 shall in no way restrict the rights, obligations and duties of the General Partner while acting in its capacity as such). In addition, a Limited Partner shall not transact any business on behalf of the Partnership, nor shall a Limited Partner have the power to sign for or bind the Partnership in any manner.
          16.2. Limitation of Liabilities. Except as otherwise provided under Texas law, the liability of a Limited Partner for its share of the Partnership’s liabilities shall be limited to the total, amount of the capital contributions which it has agreed in this Agreement to make.
     17. Loans and Advances by Partners. In the event that any Partner shall lend money to the Partnership, the principal and. interest with respect to such loan shall be paid in full prior to any distribution of funds to the Partners under the terms of this Agreement unless such loan contains a specific provision to the contrary. Any Partner who shall lend money to the Partnership under the terms of this Section 17 shall be considered an unrelated creditor with respect to such loan, to the extent allowed by law.
     18. Accounting, Records, Banking.
          18.1. Fiscal Year. The fiscal year of the Partnership shall end on the last day of December of each year, or on such other permissible date as may be selected hereafter from time to time by the General Partner.
          18.2. Method of Accounting. The Partnership books of account shall be maintained, and its income, gains, losses and deductions shall be accounted for, in accordance with accrual basis accounting, consistently applied, or on such other method of accounting as may be selected hereafter by the General Partner.
          18.3. Books and Records. The books and records of the Partnership required to be kept by law and a Hilly executed copy of this Agreement shall be maintained at the principal place of business of the Partnership and each Partner shall have access thereto at all reasonable times. The books and records of the Partnership shall reflect all transactions of the Partnership, and shall be appropriate and adequate for its business. Within a reasonable period after the close of each year, a report shall be transmitted to each Partner indicating its proportionate share of the income or .loss of the Partnership for such year for federal income tax purposes.
          18.4. Banking. All funds of the Partnership shall be deposited in a separate bank account or accounts in the name of the Partnership as may be determined from time to time by the General Partner to be necessary or desirable for the operation of the business of the Partnership. Withdrawals from such account or accounts shall be made upon checks or other withdrawal orders executed by the General Partner, or by any other persons who may be authorized from time to time to make such withdrawals by the General Partner.

     19. Dissolution of Partnership.
          19.1. Events of Dissolution. The occurrence of any one of the following events shall cause the dissolution of the Partnership:
               (a) The expiration of the term of this Agreement; or
               (b) The agreement of all General Partners and 2/3 in interest of the Limited Partners to dissolve the Partnership; or
               (c) Unless otherwise provided by law, the resignation, withdrawal, bankruptcy,’ or adjudication of insolvency of the General Partner.
          In no event shall the death of a Limited Partner result in the dissolution of the Partnership. In the event of the death of a Limited Partner, the personal representative of the deceased Limited Partner shall succeed to the interest of the deceased Limited Partner in the Partnership, subject to the rights of any assignees of the deceased Limited Partner in and to such interest, and subject to the limitations on transfer contained in Section 11.
          In the event of dissolution of the Partnership, this Agreement shall be canceled and the Partnership dissolved, and a certificate of cancellation to such effect shall be filed in the office of the Secretary of State of Texas.
          19.2. Winding-up of the Partnership.
               (a) Subject to any applicable limitations of law, upon dissolution of the Partnership, the assets of the Partnership shall be converted into cash and the cash shall then be applied and distributed in accordance with Section 10 hereof.
               (b) Upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of its capital contribution, and if the Partnership property remaining after payment or discharge of the debts and liabilities of the Partnership, including any debts and liabilities owed to one or more of the Partners, is insufficient to return the capital contribution of such Partner, such Partner shall have no recourse against any other Partner with respect to the return of its capital contribution.
               (c) The winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner, who is hereby authorized to do any and all acts and things reasonably deemed necessary or useful for these purposes, provided that the General Partner may delegate its obligations under this Section 19.2 to a liquidating receiver or trustee, who shall be a bank or trust company or other person or firm having experience in managing, liquidating or otherwise handling assets of the type then owned by the Partnership.
     20. Miscellaneous Provisions.
          20.1. Amendments. No amendments, modification or alteration of this Agreement shall be binding on the parties hereto unless the same shall be in writing; shall be dated subsequent to the date hereof and shall be duly approved and executed by all of the General Partners and at least 2/3 in interest of the Limited Partners; provided that no amendment shall be binding upon any Limited Partner without such Limited Partner’s consent, to the extent such amendment would increase such Limited Partner’s liability for capital contributions or would make such Limited Partner a General Partner.
          20.2. Notices.
               (a) Any notice or other communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be either (i) delivered personally to the party. to whom the same is directed, or (ii) sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party to whom directed at the address set out in Section 4 hereof.
               (b) Any Partner may change its address for purposes of notice by giving notice of such change to all the other Partners in the manner herein specified.
          20.3. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
          20.4. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.
          20.5. Sole Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.
          20.6. Application of Texas Law. This Agreement and the application and interpretation hereof shall be governed exclusively by the terms of the law of the State of Texas.
          20.7. Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, either by the parties hereto and their successors, or their duly authorized attorney-in-fact, with the same effect as if all parties had signed the same document. All counterparts shall be construed as and shall, constitute one and the same instrument.
          20.8. Waiver of Action for Partition. Each of the parties irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition of any property owned by the Partnership.
          20.9. Binding Effect on Successors. Subject to the limits on transferability and assignment contained herein, each and all of the covenants, terns, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, transferees, heirs and assigns of the respective parties hereto.

          20.10. Independent Activities. Notwithstanding the existence of this Agreement, a Partner may engage in whatever other activities it chooses, whether the same be competitive with the Partnership or otherwise without having or incurring any obligation to disclose or to offer any interest in such activities to any other party hereto.
          20.11. Merger. The Partnership may be merged with one or more domestic or foreign limited partnerships or corporations if the General Partner and 2/3 in interest of the Limited Partners’ consent to the merger,
     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals, all as of the day and year first above written.

GENERAL PARTNER

MORRIS COMMUNICATIONS CORPORATION a Georgia corporation

By:	/s/ W. S. Morris IV

W.S. Morris IV
As Its President

Attest:	/s/ Shirley B. Bohling

Shirley B. Bohling
As Its Assistant Secretary

(Corporate Seal)

LIMITED PARTNER

YANKTON PRINTING COMPANY, a South Dakota corporation

By:	/s/ W. S. Morris IV

W.S. Morris IV
As Its President

Attest:	/s/ Shirley B. Bohling

Shirley B. Bohling
As Its Assistant Secretary

(Corporate Seal)

FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT FOR
SOUTHWESTERN NEWSPAPERS COMPANY, L.P.
     THIS FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT (the “Amendment”) is made this 9th day of April, 2009, between MORRIS PUBLISHING GROUP, LLC (the “General Partner”), a Georgia limited liability company, and YANKTON PRINTING COMPANY (the “Limited Partner”), a South Dakota corporation, the General Partner and the Limited Partner sometimes referred to collectively herein as the “Parties”.
     WHEREAS, the General Partner and the Limited Partner constitute all of the current partners of Southwestern Newspapers Company, L.P. (the “Partnership”), a Texas limited partnership; and
     WHEREAS, the General Partner and the Limited Partner desire to amend the Partnership’s Agreement of Limited Partnership (the “Agreement”) as set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein, the Parties hereby agree as follows:
     1, Amendments to Agreement. The Agreement is hereby amended as follows:
     (a) Paragraph (c) of Section 19.1 of the Agreement is deleted in its entirety.
     (b) Subparagraphs (4) and (5) of Section 153.155(a) of the Texas Business Organizations Code Annotated, as amended, shall not apply to the Partnership.
SIGNATURES ON FOLLOWING PAGES

     IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be duly executed and delivered by their respective officers thereunto duly as of the date set forth above.

GENERAL PARTNER:

MORRIS PUBLISHING GROUP, LLC

Attest:

	/s/ Terry K. House, Jr.		/s/ Craig S. Mitchell

By:	Terry K. House, Jr.	By:	Craig S. Mitchell
As Its: Assistant Secretary		As Its: Senior Vice President – Finance

[SEAL]

LIMITED PARTNER:

YANKTON PRINTING COMPANY

Attest:

	/s/ Terry K. House, Jr.		/s/ Craig S. Mitchell

By:	Terry K. House, Jr.	By:	Craig S. Mitchell
As Its: Assistant Secretary		As Its: Senior Vice President – Finance

[SEAL]

SECOND AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT FOR
SOUTHWESTERN NEWSPAPERS COMPANY, L.P.
     THIS SECOND AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT (the “Amendment”) is made this 15 day of October, 2009, between MORRIS PUBLISHING GROUP, LLC (the “General Partner”), a Georgia limited liability company, and YANKTON PRINTING COMPANY (the “Limited Partner”), a South Dakota corporation, the General Partner and the Limited Partner sometimes referred to collectively herein as the “Parties”.
     WHEREAS, the General Partner and the Limited Partner constitute all of the current partners of Southwestern Newspapers Company, L.P. (the “Partnership”), a Texas limited partnership; and
     WHEREAS, the General Partner and the Limited Partner desire to amend the Partnership’s Agreement of Limited Partnership (the “Agreement”) as set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein, the Parties hereby agree as follows:
     1. Amendment to Agreement. The Agreement is hereby amended by inserting the following as Section 15.7:
          15.7 Board Observers. At any time during which there is an outstanding balance on the Tranche A Term Loan (as such capitalized term is defined in that certain Amended and Restated Credit Agreement dated October ___, 2009 (the “Credit Agreement”), among Morris Communications Company, LLC, Morris Publishing Group, LLC, the Lenders party thereto, and Tranche Manager, LLC, as Administrative Agent), Tranche Holdings, LLC, or its designee, shall be entitled to designate one (1) nonvoting observer (the “Observer”) to the Board of Directors of the Partnership’s General Partner and to all committees thereof. Such Observer shall be entitled to attend all General Partner’s Board meetings (which meetings shall generally be held telephonically) but will not be entitled to vote at any General Partner’s Board meeting. Such Observer shall be entitled to receive all consents, proposed consents or General Partner’s Board actions, documents, materials, information and notices (whether or not in writing) provided to the General Partner’s Board; provided, however, that the General Partner’s Board reserves the right to exclude such Observer from access to any material or meeting or portion thereof (only if the Observer is notified of such withholding) if the General Partner’s Board votes in good faith after advice of counsel, that such exclusion is necessary (taking into account any confidentiality agreements that such Observer has executed or is willing to execute): (a) to preserve the attorney-client privilege; (b) to prevent a breach by the General Partner’s Board of its fiduciary duties; or (c) to avoid the impairment of the General Partner’s Board’s ability to enforce its rights under this Agreement in any bona fide dispute with the Observer. Such Observer may be removed from office only by Tranche Holdings, LLC, except that the Observer may be removed for cause by the General Partner’s Board in the event of willful misconduct or material breach of any confidentiality agreement with the Partnership or its affiliates; provided such Observer shall not be removed for cause until after Tranche Holdings, LLC has been notified of the General Partner’s Board’s intent to remove such person for cause and is given Tranche Holdings, LLC a reasonable amount of time to appoint another person as an

Observer. Upon the payment and satisfaction in full of Tranche A Term Loan, Tranche Holdings, LLC shall cease to possess the right to designate an Observer, and any Observer so designated will automatically and without further action be removed from the General Partner’s Board. At any time during which there is an outstanding balance on the Tranche A Term Loan (as defined in the Credit Agreement), all travel and other reasonable expenses incurred by Tranche Holdings, LLC or its designee in connection with its rights in this Section 153 shall be reimbursed by the Partnership.
SIGNATURES ON FOLLOWING PAGES

THIRD AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT FOR
SOUTHWESTERN NEWSPAPERS COMPANY, L.P.
     THIS THIRD AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT (the “Amendment”) is made effective October 31, 2001, between MORRIS PUBLISHING GROUP, LLC (the “General Partner”), a Georgia limited liability company, and YANKTON PRINTING COMPANY (the “Limited Partner”), a South Dakota corporation, the General Partner and the Limited Partner sometimes referred to collectively herein as the “Parties”.
     WHEREAS, the General Partner and the Limited Partner constitute all of the current partners of Southwestern Newspapers Company, L.P. (the “Partnership”), a Texas limited partnership;
     WHEREAS, a Bill of Sale was executed on October 31, 2001, between Morris Communications Company, LLC, a Georgia limited liability company (designated in error as Morris Communications Corporation, a Georgia corporation, its prior name) and MCC Newspapers, LLC n/k/a Morris Publishing Group, LLC, a Georgia limited liability company (the “Bill of Sale”), whereby Morris Communications Corporation (“MCC”) transferred all of its right, title and interest in its ownership and equity interests in the Partnership to MCC Newspapers, LLC, n/k/a Morris Publishing Group, LLC, a Georgia limited liability company (the “Transfer”);
     WHEREAS, the General Partner, with the consent of the Limited Partner, desires to ratify, confirm and reaffirm the Transfer as evidenced by the Bill of Sale effective as of the date of the Bill of Sale to reflect and document the Transfer; and
     WHEREAS, the General Partner and the Limited Partner desire to amend the Partnership’s Agreement of Limited Partnership (the “Agreement”) as set forth herein effective as of the date of the Bill of Sale.
     NOW, THEREFORE, in consideration of the premises contained herein, the Parties hereby agree as follows:
     1. General Partner ratifies, confirms, and reaffirms the Transfer and agrees to serve as the general partner and registered agent of the Partnership and agrees to be bound by the Agreement in all respects.
     2. The Limited Partner consents to the Transfer, the admission of Morris Publishing Group, LLC, a Georgia limited liability company, as general partner of the Partnership, and the Amendment of the Agreement effective as of the date of the Bill of Sale as outlined in Paragraph 3 below.
     3. Amendment to Agreement. The Agreement is hereby amended as of the date of the Bill of Sale by inserting the following as Section 4.1:
          4.1 General Partner. The name and place of business of the General Partner is as follows:
Morris Publishing Group, LLC
725 Broad Street Augusta, GA 30901
SIGNATURES ON FOLLOWING PAGES

     IN WITNESS WHEREOF, the Parties have caused this third Amendment to the Agreement to be duly executed and delivered by their respective officers effective as of the date set forth above.

GENERAL PARTNER:

MORRIS PUBLISHING GROUP, LLC

Attest:

	/s/ Terry K. House, Jr.		/s/ Craig S. Mitchell

By:	Terry K. House, Jr.	By:	Craig S. Mitchell
As Its: Assistant Secretary		As Its: Senior Vice President – Finance

[SEAL]

LIMITED PARTNER:

YANKTON PRINTING COMPANY

Attest:

	/s/ Terry K. House, Jr.		/s/ Craig S. Mitchell

By:	Terry K. House, Jr.	By:	Craig S. Mitchell
As Its: Assistant Secretary		As Its: Senior Vice President – Finance

[SEAL]

     IN WITNESS WHEREOF, the Parties have caused this third Amendment to the Agreement to be duly executed and delivered by their respective officers effective as of the date set forth above.

MORRIS COMMUNICATIONS COMPANY, LLC

Attest:

	/s/ Terry K. House, Jr.		/s/ Craig S. Mitchell

By:	Terry K. House, Jr.	By:	Craig S. Mitchell
As Its: Assistant Secretary		As Its: Senior Vice President – Finance

[SEAL]